Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Feutune Light Acquisition Corporation on Form S-4 of our report dated June 6, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Thunder Power Holdings Limited for the years ended December 31, 2022 and 2021, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Assentsure PAC

Singapore

December 7, 2023